Exhibit 99.1

                   Cohesant Technologies Reports Record Sales
             For Third Quarter and First Nine Months of Fiscal 2005


     INDIANAPOLIS--(BUSINESS WIRE)--Oct. 14, 2005--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales for its third quarter and nine months ended August 31, 2005.
     For the quarter ended August 31, 2005, net sales increased 9.9% to $5,620,990 from $5,116,265 for the same quarter last year. Sales of Coatings were up more than 29% while Equipment and Parts decreased approximately 2% from the same quarter last year. Additionally, the Company had $165,720 of Renewal revenue generated in the last two weeks of the quarter by CuraFlo which was acquired on August 12, 2005. Renewal revenue is comprised of revenues from restoration, replacement and protection of plumbing lines by CuraFlo's Services division. Net income for the quarter was $451,244, approximately $90,500 less than the same quarter last year. Although this decrease in earnings is primarily the result of erosion in Equipment margins, the downward trend of margins witnessed earlier in the year has begun to reverse. On a fully diluted per share basis, net income was $.16 in the current quarter compared to $.20 last year.
     For the first nine months of fiscal 2005, net sales increased 6.4% to $15,584,746 from $14,641,856 for the same period last year. Sales of Coatings were up over 10% and sales of Equipment and Parts increased more than 3% from same period last year. In addition, these figures include Renewal revenue generated by CuraFlo's Services division during the last two weeks of August. Net income for the first half was $1,095,865, a decrease of approximately $263,500, or 19.4% from the $1,359,377 reported in the previous year. On a fully diluted per share basis, net income was $.40 in the current period compared to $.51 last year.
     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Our sales momentum from the second quarter continued into our third quarter with coating sales leading the way to another record quarter and our Probler P2 gun had another strong performance which increased our Probler Series gun sales by 45% over last year. In addition, although the CuraFlo acquisition was only completed in mid-August, CuraFlo's Licensing division and its Services division both contributed to our sales and profits for the quarter. Despite these positive events, our earnings are lower than the same periods last year. This decline is primarily due to lower equipment margins caused by costs associated with the introduction of the P2 gun and by an increase in the sales of some lower margin dispense systems. Although the margins on the P2 gun improved from last quarter, we still have room for further improvement. In addition, in September, GlasCraft instituted a system price increase to address the margin issue. We are hopeful that profits will benefit from these moves in future quarters."
     Cohesant Technologies Inc., based in Indianapolis, IN, designs, develops, and manufactures specialized dispensing equipment and specialty coating products under the GlasCraft, Raven and CuraFlo trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets. Additionally the Company licenses technology for the renewal and rehabilitation of small diameter water pipes as well as performs restoration, protection and replacement of plumbing lines.

                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                Three Months Ended  Three Months Ended
                                 August 31, 2005     August 31, 2004
----------------------------------------------------------------------
Net sales                              $5,620,990          $5,116,265

Income before income taxes                731,714             862,222

Net income                               $451,244            $541,724
Net income per share
 Basic                                      $0.16               $0.21
 Diluted                                    $0.16               $0.20
Average number of common
 shares outstanding:
 Basic                                  2,753,320           2,600,655
 Diluted                                2,839,734           2,717,603

----------------------------------------------------------------------
                                 Nine Months Ended   Nine Months Ended
                                  August 31, 2005     August 31, 2004
----------------------------------------------------------------------
Net sales                             $15,584,746         $14,641,856

Income before income taxes              1,771,426           2,163,648

Net income                             $1,095,865          $1,359,377
Net income per share
 Basic                                      $0.41               $0.52
 Diluted                                    $0.40               $0.51
Average number of common
 shares outstanding
 Basic                                  2,674,008           2,590,090
 Diluted                                2,769,287           2,689,340



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Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and CuraFlo's ability to expand its licensing and services business.
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    CONTACT: Cohesant Technologies Inc., Indianapolis
             Morris H. Wheeler, 317-871-7611